Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-157386 and 333-157386-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$3,765,000	$268.44	(1)

(1)	The filing fee of $268.44 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The registration fee of $268.44 due for this offering is offset against the $113,086.20 remaining of the fees most recently paid on November 18, 2010, of which $112,817.76 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-157386 and 333-157386-01

PRICING SUPPLEMENT NO. 2010-MTNDD651 DATED NOVEMBER 17, 2010

(TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2009 AND PROSPECTUS DATED FEBRUARY 18, 2009) MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.

3,765 Premium MAndatorily Callable Equity-Linked SecuRitieS (PACERSSM)

Based Upon the Value of the S&P 500® Index

Due November 21, 2012

$1,000 per PACERSSM

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

■	The PACERSSM will mature on November 21, 2012, unless called earlier by us.
■	The PACERSSM will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The minimum investment amount will be $50,000.
■	No interest will be paid on the PACERSSM.
■

The return on the PACERSSM is based upon the closing value of the S&P 500® Index (which we refer to as the underlying index) on November 16, 2012 (which we refer to as the final valuation date), provided that we may call the PACERSSM on November 23, 2011 (which we refer to as the call date), as described below.

■	On the call date:
■

If the closing value of the S&P 500® Index is greater than or equal to the starting value of 1,178.59 (the closing value of the S&P 500® Index on the date on which the PACERSSM are priced for initial sale to the public, which we refer to as the pricing date), we will call the PACERSSM, in whole and not in part, and you will receive a call payment in an amount equal to the sum of $1,000 and a mandatory call premium of $92.50 (9.25% per annum) per PACERSSM on the fifth business day following the call date (which we refer to as the call payment date); or

■	If the closing value of the S&P 500® Index is less than the starting value of 1,178.59, the PACERSSM will remain outstanding, and you will receive no payment before maturity.
■	If we do not call the PACERSSM, you will receive on the maturity date for each PACERSSM you hold:
■

An amount equal to the sum of $1,000 and a fixed return amount of $185 (9.25% per annum), if the closing value of the S&P 500® Index on the final valuation date (which we refer to as the ending value) is greater than or equal to 1,060.73 (90% of the starting value), provided that you will not receive any other payment on the maturity date. Thus, even if the ending value is greater than the starting value, the opportunity to fully participate in the increase in the value of the underlying index during the term of the PACERSSM is limited because the return you receive at maturity will be limited to the fixed return amount;

■

An amount equal to $1,000, if the ending value is less than 1,060.73 (90% of the starting value) but greater than or equal to 883.94 (75% of the starting value) (which we refer to as the downside trigger value). In this case, you will not receive any other payment on the maturity date; or

■

An amount equal to the product of $1,000 and the negative percentage change in the value of the S&P 500® Index (which we refer to as the negative index percentage change), if the ending value is less than the downside trigger value. In this case, for each $1,000 PACERSSM you hold on the maturity date you will receive less than $750 and may receive zero, resulting in a loss of 25% or more on your investment in the PACERSSM.

■	On the maturity date you could receive an amount less than your initial investment in the PACERSSM and could be zero.
■	The PACERSSM will not be listed on any exchange.

Investing in the PACERSSM involves a number of risks. See “Risk Factors Relating to the PACERSSM” beginning on page PS-7.

“Standard & Poor’s®,” “Standard & Poor’s® 500,” “S&P ®” and “S&P 500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use for certain purposes by Citigroup Funding Inc. or one of its affiliates. The PACERSSM have not been passed on by Standard & Poor’s or The McGraw-Hill Companies. The PACERSSM are not sponsored, endorsed, sold or promoted by Standard & Poor’s or The McGraw-Hill Companies and neither makes any warranties or bears any liability with respect to the PACERSSM.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PACERSSM or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The PACERSSM are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The PACERSSM are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per PACERSSM	Total
Public Offering Price	$1,000	$3,765,000
Underwriting Fee	$15	$56,475
Proceeds to Citigroup Funding Inc.	$985	$3,708,525

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the PACERSSM, will receive an underwriting fee of $15 for each $1,000 PACERSSM sold in this offering. Certain dealers, including broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets not more than $15 from this underwriting fee for each PACERSSM they sell. Citigroup Global Markets will pay the Registered Representatives of Citigroup Global Markets a sales commission of up to $15 for each PACERSSM they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the PACERSSM declines. You should refer to “Risk Factors Relating to the PACERSSM” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets expects to deliver the PACERSSM to purchasers on or about November 22, 2010.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION — Q&A

What Are the PACERSSM?

The Premium MAndatorily Callable Equity-Linked SecuRitieS Based Upon the Value of the S&P 500® Index Due November 21, 2012 (the PACERSSM) are callable securities that offer a potential return based upon the performance of the S&P 500® Index while also providing a buffer against a decline of 25% or less in the value of the S&P 500® Index. The PACERSSM have a maturity of approximately two years, unless called by us on the call date. The amount you will receive at maturity or upon a call is linked to the closing value of the S&P 500® Index.

If the closing value of the S&P 500® Index on the call date is greater than or equal to the starting value of 1,178.59, we will call the PACERSSM, in whole and not in part, and you will receive a call payment in an amount equal to the sum of $1,000 and a mandatory call premium of $92.50 (9.25% per annum) per PACERSSM on the call payment date. If the closing value of the S&P 500® Index on the call date is less than the starting value of 1,178.59, the PACERSSM will remain outstanding and you will not receive any payment before maturity.

If we do not call the PACERSSM and the ending value is greater than or equal to 1,060.73 (90% of the starting value), you will receive on the maturity date for each PACERSSM an amount equal to the sum of $1,000 and a fixed return amount of $185 (9.25% per annum) per PACERSSM, provided that you will not receive any other payment on the maturity date. Thus, even if the ending value is greater than the starting value, the opportunity to fully participate in the increase in the value of the underlying index during the term of the PACERSSM is limited because the return you receive at maturity will be limited to the fixed return amount. If we do not call the PACERSSM and the ending value is less than 1,060.73 (90% of the starting value) but greater than or equal to 883.94, the downside trigger value, you will receive on the maturity date for each PACERSSM an amount equal to $1,000. If we do not call the PACERSSM and the ending value is less than the downside trigger value you will receive on the maturity date for each PACERSSM an amount equal to the product of $1,000 and the negative index percentage change. In this case, for each $1,000 PACERSSM you hold on the maturity date you will receive less than $750 and may receive zero, resulting in a loss of 25% or more on your investment in the PACERSSM.

The PACERSSM will mature on November 21, 2012, unless called by us on the call date, will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding Inc. Any payments due on the PACERSSM are fully and unconditionally guaranteed by Citigroup Inc. The PACERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and the guarantee of any payments due under the PACERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment on the maturity date is not guaranteed. All payments on the PACERSSM are subject to the credit risk of Citigroup Inc.

Each PACERSSM represents a stated principal amount of $1,000. The minimum investment amount will be $50,000. You may transfer the PACERSSM only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PACERSSM in the form of a global certificate, which will be held by The Depository Trust Company, or DTC, or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the PACERSSM by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the PACERSSM through the accounts those systems maintain with DTC. You should refer to the section “Description of the PACERSSM — Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the PACERSSM?

No. We will not make any periodic payments of interest on the PACERSSM. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the underlying index.

What Will I Receive if Citigroup Funding Calls the PACERSSM?

We will call the PACERSSM, in whole and not in part, if the closing value of the S&P 500® Index on the call date is greater than or equal to the starting value of 1,178.59, and you will receive a call payment in an amount equal to the sum of $1,000 and a mandatory call premium of $92.50 (9.25% per annum) per PACERSSM on the call payment date. If the closing value of the S&P 500® Index on the call date is less than the starting value of 1,178.59, the PACERSSM will remain outstanding and you will not receive any payment before maturity.

If we call the PACERSSM on the Call Date, we will provide notice of a call within one Business Day after the Call Date and will make the payment associated with such call on the Call Payment Date.

The opportunity to fully participate in possible increases in the value of the underlying index through an investment in the PACERSSM is limited if we call the PACERSSM because the return you receive will be limited to the amount of the mandatory call premium.

What Will I Receive on the Maturity Date of the PACERSSM?

If we do not call the PACERSSM, you will receive on the maturity date for each PACERSSM you hold:

•

An amount equal to the sum of $1,000 and a fixed return amount of $185 (9.25% per annum), if the ending value is greater than or equal to 1,060.73 (90% of the starting value), provided that you will not receive any other payment on the maturity date. Thus, even if the ending value is greater than the starting value, the opportunity to fully participate in the increase in the value of the underlying index during the term of the PACERSSM is limited because the return you receive at maturity will be limited to the fixed return amount;

•

An amount equal to $1,000, if the ending value is less than 1,060.73 (90% of the starting value) but greater than or equal to 883.94, the downside trigger value. In this case, you will not receive any other payment on the maturity date; or

•

An amount equal to the product of $1,000 and the negative index percentage change, if the ending value is less than 883.94, the downside trigger value. In this case, for each $1,000 PACERSSM you hold on the maturity date you will receive less than $750 and may receive zero, resulting in a loss of 25% or more on your investment in the PACERSSM.

The negative index percentage change will equal the following fraction:

ending value

starting value

The starting value equals 1,178.95, the closing value of the S&P 500® Index on the pricing date.

The ending value will equal the closing value of the S&P 500® Index on the final valuation date.

For more specific information about the maturity payment, the negative index percentage change, the determination of an index business day and the effect of a market disruption event on the determination of the maturity payment and the negative index percentage change, please see “Description of the PACERSSM” in this pricing supplement.

Is There a Possibility of Loss of Principal?

Yes. If the ending value is less than 883.94 (75% of the starting value of the S&P 500® Index), for each $1,000 PACERSSM you hold at maturity you will receive $750 or less and you may receive zero, resulting in a loss of 25% or more on the principal amount of your investment in the PACERSSM. This will be true even if the value of the underlying index exceeded its starting value of 1,178.59 at one or more times over the term of the PACERSSM. In this case, the total yield on the PACERSSM will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity. You should refer to “Risk Factors Relating to the PACERSSM — The Yield on the PACERSSM May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity” in this pricing supplement.

Where Can I Find Examples of Hypothetical Amounts Payable at Call or on the Maturity Date?

For graphs setting forth hypothetical amounts you could receive upon a call of the PACERSSM or on the maturity date, see “Description of the PACERSSM — Amounts Payable at Call or the Maturity Date —Hypothetical Examples” in this pricing supplement.

Who Publishes the S&P 500® Index and What Does It Measure?

Unless otherwise stated, all information on the S&P 500® Index provided in this pricing supplement is derived from Standard & Poor’s, which we refer to as S&P, or other publicly available sources. The S&P 500® Index is published by S&P and is intended to provide an indication of the pattern of common stock price movements. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of November 17, 2010, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. For further information on the S&P 500® Index, including its makeup, method of calculation and changes in its components, see “Description of the S&P 500® Index” in this pricing supplement.

Please note that an investment in the PACERSSM does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks included in the S&P 500® Index.

How Has S&P 500® Index Performed Historically?

We have provided a table showing the high, low and quarter-end closing values of the S&P 500® Index for each quarter in the period from January 3, 2005 to November 17, 2010 as well as a graph showing the daily closing values of the S&P 500® Index from January 3, 2005 to November 17, 2010. You can find the table and the graph in the section “Description of the S&P 500® Index — Historical Data on the S&P 500® Index” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the S&P 500® Index in recent years. However, past performance is not indicative of how the S&P 500® Index will perform in the future. You should also refer to the section “Risk Factors Relating to the PACERSSM — The Historical Performance of the Underlying Index Is Not an Indication of the Future Performance of the Underlying Index” in this pricing supplement.

What Are the United States Federal Income Tax Consequences of Investing in the PACERSSM?

No statutory, judicial, or administrative authority directly addresses the characterization of the PACERSSM or securities similar to the PACERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERSSM are not certain. We intend to treat the PACERSSM as a single prepaid derivative contract providing for a payment based on the value of the S&P 500® Index at maturity, as described under “Certain U.S. Federal Income Tax Considerations.” Under such characterization, at maturity or upon the sale or other taxable disposition of a PACERSSM, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash received at maturity or upon taxable disposition and (ii) your purchase price for the PACERSSM. Such gain or loss generally will be long-term capital gain or loss if you have held the PACERSSM for more than one year at the time of the disposition. You should refer to the section “Certain U.S. Federal Income Tax Considerations” in this product supplement for more information.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the PACERSSM, the timing and character of income or loss with respect to the PACERSSM may differ. Please refer to “Certain U.S. Federal Income Tax Considerations — Possible Alternative Characterizations,” below. No ruling will be requested from the IRS with respect to the PACERSSM and no assurance can be given that the IRS will agree with the statements made in the section entitled “Certain U.S. Federal Income Tax Considerations.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PACERSSM.

Will the PACERSSM Be Listed on a Stock Exchange?

The PACERSSM will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets, is the underwriter for the offering and sale of the PACERSSM and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other broker-dealer affiliates of Citigroup Funding intend to buy and sell the PACERSSM to create a secondary market for holders of the PACERSSM, and may engage in other activities described below in the section “Plan of Distribution; Conflicts of Interest”. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them. Citigroup Global Markets will also act as calculation agent for the PACERSSM. As calculation agent, Citigroup Global Markets will make determinations with respect to the PACERSSM. You should refer to “Risk Factors — The Calculation Agent, Which Is an Affiliate of the Issuer, Will Make Determinations With Respect to the PACERSSM” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the PACERSSM through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks included in the S&P 500® Index or in other instruments, such as options, swaps or futures, based upon the S&P 500® Index or the stocks included in the S&P 500® Index. This hedging activity on, or prior to, the pricing date could increase the value of the underlying index and potentially increase the starting value and, therefore, the value at which the underlying index must be above on the final valuation date before you can receive a maturity payment greater than your initial investment in the PACERSSM. Additionally, such hedging activity could potentially affect the closing value of the S&P 500® Index on the call date and, therefore, whether or not we will call the PACERSSM. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your PACERSSM in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of profit, even if the market value of the PACERSSM declines. You should refer to “Risk Factors Relating to the PACERSSM — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest,” “— The Price at Which You Will Be Able to Sell Your PACERSSM Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the PACERSSM?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws including individual retirement accounts, (which we call “Plans”), will be permitted to purchase or hold the PACERSSM, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the PACERSSM or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the PACERSSM or (B) its acquisition and holding of the PACERSSM is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PACERSSM if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets, or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PACERSSM by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment?

Yes, the PACERSSM are subject to a number of risks. Please refer to the section “Risk Factors Relating to the PACERSSM” in this pricing supplement.

RISK FACTORS RELATING TO THE PACERSSM

Because the terms of the PACERSSM differ from those of conventional debt securities in that the payment at maturity and whether we call the PACERSSM will be based upon the closing value of the S&P 500® Index, an investment in the PACERSSM entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the S&P 500® Index and other events that are difficult to predict and beyond our control.

RISK FACTORS RELATING TO THE PACERSSM

Your Investment in the PACERSSM May Result in a Substantial Loss of Principal

If we do not call the PACERSSM, your payment on the maturity date will be an amount equal to the product of $1,000 and the negative index percentage change, if the ending value is less than 883.94 (75% of the starting value). In this case, for each $1,000 PACERSSM you hold on the maturity date you will receive less than $750 and may receive zero, resulting in a loss of 25% or more on your investment in the PACERSSM. If we do not call the PACERSSM, this will be true even if the closing value of the underlying index exceeds the starting value of 1,178.59 at one or more times after the pricing date (excluding the call date) but is less than 883.94 (75% of the starting value) on the final valuation date. There is no minimum payment at maturity on the PACERSSM, and, accordingly, you could lose your entire investment.

You Will Not Receive Any Periodic Payments on the PACERSSM

You will not receive any periodic payments of interest or any other periodic payments on the PACERSSM. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the underlying index.

The PACERSSM May Be Mandatorily Called, Which Limits the Potential Return on the PACERSSM

On the call date, we will call the PACERSSM, in whole and not in part, if the closing value of the S&P 500® Index on the call date is greater than or equal to the starting value of 1,178.59. In the event that we call the PACERSSM, you will receive a call payment in an amount equal to the sum of $1,000 and a mandatory call premium of $92.50 (9.25% per annum) per PACERSSM. The opportunity to participate in possible increases in the closing value of the underlying index through an investment in the PACERSSM is limited because the return you receive if we call the PACERSSM will be limited to the amount of the mandatory call premium.

Your Participation in Any Appreciation of the S&P 500® Index Will Be Limited

If the PACERSSM are not called by us, even if the ending value is greater than the starting value of 1,178.59, the opportunity to fully participate in the increase in the value of the underlying index during the term of the PACERSSM is limited because the return you receive at maturity will be limited to the fixed return amount. Therefore, the return on the PACERSSM may be less than the return on a similar security that allows you to participate in the appreciation of the value of the S&P 500® Index, or on a direct investment in the S&P 500® Index, if the ending value is significantly greater than the starting value.

The Yield on the PACERSSM May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The PACERSSM do not pay any interest. As a result, if we do not call the PACERSSM, if the ending value is less than 883.94 (75% of the starting value), the yield on the PACERSSM may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

The PACERSSM Are Subject to the Credit Risk of Citigroup Inc., the Guarantor of Any Payments Due on the PACERSSM, and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the PACERSSM

You are subject to the credit risk of Citigroup Inc. The PACERSSM are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the PACERSSM, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PACERSSM will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the PACERSSM.

The Price at Which You Will Be Able to Sell Your PACERSSM Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your PACERSSM in the secondary market will be affected by the supply of and demand for the PACERSSM, the value of the S&P 500® Index and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the PACERSSM of a change in a specific factor, assuming all other conditions remain constant.

Value of the Underlying Index.    We expect that the market value of the PACERSSM will depend substantially on the amount, if any, by which the value of the underlying index changes from its starting value. However, changes in the value of the underlying index may not always be reflected, in full or in part, in the market value of the PACERSSM. If you choose to sell your PACERSSM when the value of the underlying index exceeds the starting value, you may receive substantially less than the amount that would be payable on the maturity date or upon a call based on that value because of expectations that the value of the underlying index will continue to fluctuate between that time and the time when the amount you will receive on the maturity date or upon a call is determined. In addition, significant increases in the value of the underlying index are not likely to be reflected in the trading price of the PACERSSM because we will call the PACERSSM on the call date for a call payment in an amount equal to the sum of $1,000 and a mandatory call premium of $92.50 (9.25% per annum) per PACERSSM, if the closing value of the underlying index on the call date is greater than or equal to the starting value of 1,178.59. If you choose to sell your PACERSSM when the value of the underlying index is below the starting value, you may receive less than the amount you originally invested.

Trading prices of the stocks included in the underlying index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which such stocks are traded, and by various circumstances that can influence the values of such stocks in a specific market segment of a particular stock. Citigroup Funding’s hedging activities in the stocks included in the underlying index, the issuance of securities similar to the PACERSSM and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of the stocks included in the underlying index.

Volatility of the Underlying Index.    Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the underlying index changes during the term of the PACERSSM, the market value of the PACERSSM may decrease.

Mandatory Call Feature.    The possibility that the PACERSSM may be called on the call date is likely to limit their value. If the PACERSSM did not include a mandatory call feature, we expect their value would be significantly different.

Events Involving the Companies Included in the Underlying Index.    General economic conditions and earnings results of the companies whose stocks are included in the underlying index and real or anticipated changes in those conditions or results may affect the market value of the PACERSSM. In addition, if the dividend yields on those stocks increase, we expect that the market value of the PACERSSM may decrease because the underlying index does not incorporate the value of dividend payments. Conversely, if dividend yields on the stocks decrease, we expect that the market value of the PACERSSM may increase.

Interest Rates.    We expect that the market value of the PACERSSM will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the PACERSSM may decrease, and if U.S. interest rates decrease, the market value of the PACERSSM may increase.

Time Premium or Discount.    As a result of a “time premium” or “discount,” the PACERSSM may trade at a value above or below that which would be expected based on the level of interest rates and the value of the underlying index the longer the time remaining to the maturity date. A “time premium” or “discount” results from expectations concerning the value of the underlying index during the period prior to the maturity date of the PACERSSM. However, as the time remaining to the maturity date decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the PACERSSM.

Hedging Activities.    Hedging activities related to the PACERSSM by us or one or more of our affiliates will likely involve trading in one or more of the stocks included in the S&P 500® Index or in other instruments, such as options, swaps or futures, based upon the S&P 500® Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity on or prior to the pricing date could affect the value of the underlying index and, accordingly, could increase the value of the underlying index and potentially increase the starting value and, therefore, the value at which the underlying index must be above on the final valuation date before you can receive a maturity payment greater than your initial investment in the PACERSSM. Additionally, such hedging activity could potentially affect the closing value of the S&P 500® Index on the call date and, therefore, whether or not we will call the PACERSSM. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your PACERSSM in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of profit, even if the market value of the PACERSSM declines.

Fees and Projected Hedging Profits.    The price, if any, at which Citigroup Global Markets is willing to purchase the PACERSSM in secondary market transactions will likely be lower than the public offering price since the public offering price of the PACERSSM will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the PACERSSM, as well as the cost of hedging our obligations under the PACERSSM. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the PACERSSM are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the PACERSSM declines. In addition, any secondary market prices for the PACERSSM may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

Credit Ratings, Financial Condition, and Results of Citigroup Funding and Citigroup Inc.    Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit rating, financial condition, or results of Citigroup Inc. may affect the market value of the PACERSSM. The PACERSSM are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the PACERSSM.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the PACERSSM attributable to another factor.

The Historical Performance of the Underlying Index Is Not an Indication of the Future Performance of the Underlying Index

The historical performance of the underlying index, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying index during the term of the PACERSSM.

Changes in the value of the underlying index will affect the value of the PACERSSM, but it is impossible to predict whether the value of the underlying index will rise or fall.

Your Return on the PACERSSM Will Not Reflect the Return You Would Realize if You Actually Owned the Stocks Included in the S&P 500® Index

Your return on the PACERSSM will not reflect the return you would realize if you actually owned the stocks included in the S&P 500® Index because S&P calculates the S&P 500® Index by reference to the prices of the stocks comprising the S&P 500® Index without taking into consideration the value of any dividends paid on those stocks. As a result, the return on the PACERSSM may be less than the return you would realize if you actually owned the stocks included in the PACERSSM even if the ending value of the S&P 500® Index is greater than its starting value.

You May Not Be Able to Sell Your PACERSSM If an Active Trading Market for the PACERSSM Does Not Develop

The PACERSSM have not been and will not be listed on any exchange. There is currently no secondary market for the PACERSSM. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the PACERSSM. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the PACERSSM. If the secondary market for the PACERSSM is limited, there may be few buyers should you choose to sell your PACERSSM prior to the maturity date and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PACERSSM, the price at which you may be able to trade your PACERSSM is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the PACERSSM, it is likely that there would be no secondary market for the PACERSSM. Accordingly, you should be willing to hold your PACERSSM to the maturity date.

The Calculation Agent, Which Is an Affiliate of Citigroup Funding, Will Make Determinations with respect to the PACERSSM

As calculation agent, Citigroup Global Markets will determine the starting value, the closing value of the S&P 500® Index on the call date and on the final valuation date, and the negative index percentage change, as applicable, and will calculate the amount you receive if we call the PACERSSM, and the amount, if any, you receive on the maturity date. Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any value of the underlying index in the event of the unavailability, modification or discontinuance of the underlying index, may adversely affect the payment to you on the PACERSSM on the call payment date and the maturity date.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

In anticipation of the sale of the PACERSSM, we expect one or more of our affiliates to enter into hedge transactions. This hedging activity will likely involve trading in one or more of the stocks included in the S&P 500® Index or in other instruments, such as options, swaps or futures, based upon the S&P 500® Index or the stocks included in the S&P 500® Index. This hedging activity may present a conflict between your interest in the PACERSSM and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your PACERSSM in the secondary market. Since hedging the obligations under the PACERSSM involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the market value of the PACERSSM declines.

The Market Value of the PACERSSM May Be Affected by Purchases and Sales of the Stocks Included in the S&P 500® Index or Derivative Instruments Related to the Index by Affiliates of Citigroup Funding Inc.

Citigroup Funding Inc.’s affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell the underlying stocks of the S&P 500® Index or derivative instruments relating to the index for their own accounts in connection with their normal business practices. These transactions could affect the value of the stocks included in the S&P 500® Index and thus, the value of the S&P 500® Index and the market value of the PACERSSM.

You Will Have No Rights Against the Publisher of the Underlying Index or Any Issuer of Any Stock Included in the Underlying Index

You will have no rights against the publisher of the underlying index, or any issuer of any stock included in the underlying index, even though the amount you receive at maturity, if any, or the call payment you receive if the PACERS are called prior to maturity will depend on the weighted values of the underlying index, and such values are based on the prices of the stocks included in the underlying index. By investing in the PACERSSM you will not acquire any shares of stocks included in the underlying index and you will not receive any dividends or other distributions, if any, with respect to stocks included in the underlying index. Moreover, you will not have voting, or any other rights with respect to the stocks that underlie the underlying index. The index publisher and the issuers of the stocks included in the underlying index are not in any way involved in this offering and have no obligations relating to the PACERSSM or to the holders of the PACERSSM.

The United States Federal Income Tax Consequences of an Investment in the PACERSSM Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the PACERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERSSM are not certain. No ruling is being requested from the Internal Revenue Service with respect to the PACERSSM and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. Alternative characterizations of the PACERSSM may affect the U.S. tax consequences of an investment in the PACERSSM, including for non-U.S. investors. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the PACERSSM on a current basis as ordinary income or to treat the PACERSSM in another manner that significantly differs from the agreed-to treatment discussed under “What Are the United States Federal Income Tax Consequences of Investing in the PACERSSM?” and “Certain United States Federal Income Tax Considerations” in this pricing supplement, and that any such guidance could have retroactive effect.

DESCRIPTION OF THE PACERSSM

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the PACERSSM. The description in this pricing supplement of the particular terms of the PACERSSM supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for February 18, 2009 on the SEC Web site):

•	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

•	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

General

The Premium MAndatorily Callable Equity-Linked SecuRitieS Based Upon the Value of the S&P 500® Index Due November 21, 2012 (the PACERSSM) are callable securities that offer a potential return based upon the performance of the S&P 500® Index while also providing a buffer against a decline of 25% or less in the value of the S&P 500® Index. The PACERSSM have a maturity of approximately two years, unless called by us on the Call Date. The amount you will receive at maturity or upon a call is linked to the closing value of the S&P 500® Index.

If the closing value of the S&P 500® Index on the Call Date is greater than or equal to the Starting Value of 1,178.59, we will call the PACERSSM, in whole and not in part, and you will receive a Call Payment in an amount equal to the sum of $1,000 and a Mandatory Call Premium of $92.50 (9.25% per annum) per PACERSSM on the Call Payment Date. If the closing value of the S&P 500® Index on the Call Date is less than the Starting Value of 1,178.59, the PACERSSM will remain outstanding and you will receive no payment before maturity.

If we do not call the PACERSSM and the Ending Value is greater than or equal to 1,060.73 (90% of the Starting Value), you will receive on the maturity date for each PACERSSM an amount equal to the sum of $1,000 and a Fixed Return Amount of $185 (9.25% per annum) per PACERSSM, provided that you will not receive any other payment on the maturity date. Thus, even if the Ending Value is greater than the Starting Value, the opportunity to fully participate in the increase in the value of the Underlying Index during the term of the PACERSSM is limited because the return you receive at maturity will be limited to the Fixed Return Amount. If we do not call the PACERSSM and the Ending Value is less than 1,060.73 (90% of the Starting Value) but greater than or equal to 883.94, the Downside Trigger Value, you will receive on the maturity date for each PACERSSM an amount equal to $1,000. If we do not call the PACERSSM and the Ending Value is less than 883.94, the Downside Trigger Value you will receive on the maturity date for each PACERSSM an amount equal to the product of $1,000 and the Negative Index Percentage Change. In this case, for each $1,000 PACERSSM you hold on the maturity date you will receive less than $750 and may receive zero, resulting in a loss of 25% or more on your investment in the PACERSSM.

The PACERSSM are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, any payments on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate stated principal amount of the PACERSSM issued will be $3,765,000 (3,765 PACERSSM). The PACERSSM will mature on November 21, 2012, unless called by us on the Call Date, will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the PACERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment on the maturity date is not guaranteed. The PACERSSM will be issued only in fully registered form and in denominations of $1,000 per PACERSSM and integral multiples thereof. The minimum investment amount will be $50,000. All payments on the PACERSSM are subject to the credit risk of Citigroup Inc.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the PACERSSM and of the senior debt indenture under which the PACERSSM will be issued.

Interest

We will not make any periodic payments of interest on the PACERSSM. Additionally, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the Underlying Index.

Mandatory Call Feature

We will call the PACERSSM, in whole and not in part, if the closing value of the S&P 500® Index on the Call Date is greater than or equal to the Starting Value of 1,178.59, and you will receive a Call Payment in an amount equal to the sum of $1,000 and a Mandatory Call Premium of $92.50 (9.25% per annum) per PACERSSM on the Call Payment Date. If the closing value of the S&P 500® Index on the Call Date is less than the Starting Value of 1,178.59, the PACERSSM will remain outstanding and you will not receive any payment before maturity.

If we call the PACERSSM on the Call Date, we will provide notice of a call within one Business Day after the Call Date and will make the payment associated with such call on the Call Payment Date.

The opportunity to participate in possible increases in the value of the Underlying Index through an investment in the PACERSSM is limited if we call the PACERSSM because the amount you receive will be limited to the Call Payment.

So long as the PACERSSM are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the PACERSSM are no longer represented by global securities or are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Payment on the Maturity Date

If we do not call the PACERSSM, you will receive on the maturity date for each PACERSSM you hold:

•

An amount equal to the sum of $1,000 and a Fixed Return Amount of $185 (9.25% per annum), if the Ending Value is greater than or equal to 1,060.73 (90% of the Starting Value), provided that you will not receive any other payment on the maturity date. Thus, even if the Ending Value is greater than the Starting Value, the opportunity to fully participate in the increase in the value of the Underlying Index during the term of the PACERSSM is limited because the return you receive at maturity will be limited to the Fixed Return Amount;

•

An amount equal to $1,000, if the Ending Value is less than 1,060.73 (90% of the Starting Value) and greater than 883.94, the Downside Trigger Value. In this case, you will not receive any other payment on the maturity date; or

•

An amount equal to the product of $1,000 and the Negative Index Percentage Change, if the Ending Value is less than 883.94, the Downside Trigger Value. In this case, for each $1,000 PACERSSM you hold on the maturity date you will receive less than $750 and may receive zero, resulting in a loss of 25% or more on your investment in the PACERSSM.

The “Call Date” will be November 23, 2011.

The “Call Payment Date” will be the fifth business day following the Call Date.

The “Starting Value” equals 1,178.59, the closing value S&P 500® Index on the Pricing Date.

The “Ending Value” will be the closing value of the S&P 500® Index on the Final Valuation Date.

The “Pricing Date” means November 17, 2010, the date of this pricing supplement and the date on which the PACERSSM were priced for initial sale to the public.

The “Final Valuation Date” means November 16, 2012, the third Index Business Day before the maturity date.

The “Negative Index Percentage Change” will equal the following fraction:

Ending Value

Starting Value

“Business day” means any day that is not a Saturday, a Sunday, or a day on which securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

If no value of the S&P 500® Index is available on any Index Business Day because of a Market Disruption Event or otherwise, the value of the S&P 500® Index for that Index Business Day, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the value of the S&P 500® Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the Calculation Agent. The determination of the value of the S&P 500® Index by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Index Business Day prior to maturity.

An “Index Business Day” means a day, as determined by the Calculation Agent, on which the S&P 500® Index or any successor Index is calculated and published and on which securities comprising more than 80% of the value of the S&P 500® Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the S&P 500® Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Index PACERSSM, absent manifest error.

A “Market Disruption Event” means, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the S&P 500® Index or any successor Index, (b) any option or futures contracts, or any options on such futures contracts relating to the S&P 500® Index or any successor Index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the S&P 500® Index or any successor Index on any exchange or market if, in each case, in the determination of the Calculation Agent, any suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500® Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500® Index will be based on a comparison of the portion of the value of the S&P 500® Index attributable to that security relative to the overall value of the S&P 500® Index, in each case immediately before that suspension or limitation.

Amounts Payable Upon Mandatory Call or on the Maturity Date — Hypothetical Examples

The examples of hypothetical amounts payable at call or on the maturity date set forth below are intended to illustrate the effect of different closing values of the S&P 500® Index on the amount you will receive in respect of the PACERSSM upon a mandatory call or on the maturity date. All of the hypothetical examples are based on the following assumptions:

•	Issue Price: $1,000 per PACERSSM

•	Hypothetical Starting Value: 1,178.59

•	Hypothetical Minimum Underlying Index value at which a Mandatory Call occurs: 1,178.59 (100% of the Hypothetical Starting Value)

•	Hypothetical Mandatory Call Premium: 9.25%

•	Hypothetical Minimum Ending Value to receive Fixed Return Amount: 1,060.73 (90% of the Hypothetical Starting Value)

•	Hypothetical Fixed Return Amount: 18.50%

•	Hypothetical Downside Trigger Value: 883.94 (75% of the Hypothetical Starting Value)

•	Hypothetical Dividend Yield on the Underlying Index: 1.97%

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive on the maturity date will depend on the Starting Value; whether the closing value of S&P 500® Index on the Call date is greater than or equal to the Starting Value, causing the PACERSSM to be called; and if the PACERSSM are not called, whether the Ending Value is greater than, equal to or less than the Starting Value.

PACERSSM are Mandatorily Called on the Call Date

The hypothetical closing value of the Underlying Index on the Call Date is equal to or greater than 1,178.59, the value at which a Mandatory Call occurs. The PACERSSM are consequently called at the applicable Hypothetical Call Payment of $1,000 plus the Hypothetical Mandatory Call Premium per PACERSSM.

If called on the Call Date, the Hypothetical Call Payment will be $1,000.00 plus a Hypothetical Mandatory Call Premium of $92.50 Hypothetical Call Payment = $1,000 + $92.50 = $1,092.50 per PACERSSM

PACERSSM are not Mandatorily Called on the Call Date, and on the Final Valuation Date:

1. The Hypothetical Ending Value is Greater than or Equal to 90% of the Hypothetical Starting Value

On the Final Valuation Date, the Hypothetical Ending Value is greater than or equal to 1,060.73, 90% of the Hypothetical Starting Value.

The hypothetical maturity payment will be $1,000.00 plus a Hypothetical Fixed Return Amount of $185.00. Hypothetical Call Payment = $1,000.00 + $185.00 = $1,185.00 per PACERSSM

2. The Hypothetical Ending Value is Less than 90% of the Hypothetical Starting Value but Greater Than or Equal to the Hypothetical Downside Threshold Value

On the Final Valuation Date, the Hypothetical Ending Value is less than 1,060.73, 90% of the Hypothetical Starting Value, but greater than 883.94, the Hypothetical Downside Trigger Value.

The hypothetical maturity payment will be $1,000.00 per PACERSSM.

3. The Hypothetical Ending Value is Less Than the Hypothetical Downside Threshold Value

On the Final Valuation Date, the Hypothetical Ending Value is less than 883.94, the Hypothetical Downside Threshold Value. The hypothetical maturity payment will be an amount equal to $1,000 multiplied by the Negative Percentage Change of the Underlying Index.

If the Hypothetical Ending Value is 612.87, then you will receive at maturity an amount equal to: Maturity payment: $1,000.00 * (612.87/1,178.59) = $520.00

Summary Charts of Hypothetical Examples

PACERSSM are Mandatorily Called on the Call Date:

Hypothetical Starting Value	1,178.59
Hypothetical minimum closing value at which a Mandatory Call would occur	1,178.59
Hypothetical closing level of the Underlying Index on the Call Date	1,219.84
Hypothetical Call Payment for the PACERS	$1,092.50
Hypothetical Return on the underlying Index (excluding any cash dividend payments)	3.50%
Hypothetical Return on the underlying Index (including all cash dividend payments)	5.47%
Hypothetical return on the PACERSSM	9.25%

PACERSSM Are Not Mandatorily called on the Call Date and the Ending Value is Greater Than 1,056.60 (90% of the Starting Value)

Hypothetical Starting Value	1,178.59
Hypothetical closing level of the Underlying Index on the Call Date	1,149.13
Hypothetical level at which Ending Value must be above to receive Fixed Return Amount	1,060.73
Hypothetical maturity payment for the PACERSSM	$1,185.00
Hypothetical return on the Underlying Index (excluding any cash dividend payments)	-2.50%
Hypothetical return on the Underlying Index (including all cash dividend payments)	1.44%
Hypothetical return on the PACERSSM	18.50%

PACERSSM Are Not Mandatorily called on the Call Date and the Hypothetical Ending Value is Less Than 1,056.60 (90% of the Hypothetical Starting Value)

	Downside Trigger Value Not Breached	Downside Trigger Value Breached
Hypothetical Starting Value	1,178.59	1,178.59
Hypothetical Ending Value	931.09	612.87
Is the Hypothetical Ending Value less than or equal to 880.50 (75.00% of the Hypothetical Starting Value)?	No	Yes
Hypothetical maturity payment per PACERSSM	$1,000.00	$520.00
Hypothetical Return on the Underlying Index (excluding any cash dividend payments)	-20.00%	-48.00%
Hypothetical Return on the Underlying Index (including all cash dividend payments)	-16.06%	-44.06%
Hypothetical Return on the PACERSSM	0.00%	-48.00%

Discontinuance of the S&P 500® Index

If S&P discontinues publication of the S&P 500® Index or another entity publishes a successor or substitute Index that the Calculation Agent determines, in its sole discretion, to be comparable to the S&P 500® Index, then the value of the relevant Index will be determined by reference to the value of that Index, which we refer to as a “successor Index.”

Upon any selection by the Calculation Agent of a successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor Index to the registered holders of the PACERSSM.

If S&P discontinues publication of the S&P 500® Index and a successor Index is not selected by the Calculation Agent or is no longer published on any date of determination of the value of the S&P 500® Index, the value to be substituted for the S&P 500® Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the relevant Index prior to any such discontinuance.

If S&P discontinues publication of the S&P 500® Index prior to the determination of the relevant payment amount and the Calculation Agent determines that no successor Index is available at that time, then on each Index Business Day until the earlier to occur of (a) the determination of the relevant payment amount and (b) a determination by the Calculation Agent that a successor Index is available, the Calculation Agent will determine the value that is to be used in computing the value of the S&P 500® Index or the relevant Index as described in the preceding paragraph.

If a successor Index is selected or the Calculation Agent calculates a value as a substitute for the relevant Index as described above, the successor Index or value will be substituted for the relevant Index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500® Index may adversely affect the market value of the PACERSSM. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the PACERSSM, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the S&P 500® Index or a successor Index is changed in any material respect, or if the S&P 500® Index or a successor Index is in any other way modified so that the value of the S&P 500® Index or the successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that Index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock Index comparable to the S&P 500® Index or the successor Index as if the changes or modifications had not been made, and calculate the value of the Index with reference to the S&P 500® Index or the successor Index. Accordingly, if the method of calculating the S&P 500® Index or the successor Index is modified so that the value of the S&P 500® Index or the successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that Index in order to arrive at a value of the Index as if it had not been modified.

Redemption at the Option of the Holder; Defeasance

The PACERSSM are not subject to redemption at the option of any holder prior to the Maturity Date and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any PACERSSM shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the PACERSSM will be determined by the Calculation Agent and will equal, for each PACERSSM, the payment on the Maturity Date, calculated as though the Maturity Date of the PACERSSM were the date of early repayment. See “— Payment on the Maturity Date” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a PACERSSM will be capped at the maturity payment, calculated as though the Maturity Date of the PACERSSM were the date of the commencement of the proceeding.

In case of default in payment on the Maturity Date of the PACERSSM, the PACERSSM shall bear interest, payable upon demand of the beneficial owners of the PACERSSM in accordance with the terms of the PACERSSM, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 1.50% per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent for the PACERSSM and will also hold the global security representing the PACERSSM as custodian for DTC. The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the PACERSSM.

The CUSIP number for the PACERSSM is 1730T0KQ1.

Calculation Agent

The Calculation Agent for the PACERSSM will be Citigroup Global Markets an affiliate of Citigroup Funding. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the PACERSSM. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE S&P 500® INDEX

General

Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this pricing supplement, including its composition, method of calculation and changes in components, from Standard & Poor’s (“S&P”), publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the Index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of November 17, 2010, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of November 17, 2010, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (10.75%), Consumer Staples (11.06%), Energy (11.60%), Financials (15.57%), Health Care (11.24%), Industrials (10.73%), Information Technology (18.93%), Materials (3.56%), Telecommunication Services (3.09%) and Utilities (3.47%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE PACERSSM WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500® Index

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500® Index. S&P’s criteria for selecting stocks for the S&P 500® Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted Index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all Index component stocks relative to the S&P 500® Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® Index component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® Index component stocks by a number called the Index divisor. By itself, the Index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The Index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an Index divisor adjustment. By adjusting the Index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index divisor adjustments.

Historical Data on the S&P 500® Index

The following table sets forth the high, low and quarter-end closing values of the S&P 500® Index for each quarterly period from January 3, 2005 through November 17, 2010. These historical data on the S&P 500® Index are not indicative of the future performance of the S&P 500® Index or what the market value of the PACERSSM may be. Any historical upward or downward trend in the value of the S&P 500® Index during any period set forth below is not an indication that the S&P 500® Index is more or less likely to increase or decrease at any time during the term of the PACERSSM.

	High	Low	Period End
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter (through November 17)	1,225.85	1,137.03	1,178.59

The closing value of S&P 500® Index on November 17, 2010 was 1,178.59.

The following graph illustrates the historical performance of the S&P 500® Index based on the closing value thereof at the end of each Index Business Day from January 3, 2005 through November 17, 2010. Past movements of the index are not indicative of future index values.

License Agreement

S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the PACERSSM.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this pricing supplement.

“The PACERSSM are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the PACERSSM or any member of the public regarding the advisability of investing in securities generally or in the PACERSSM particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the PACERSSM. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the PACERSSM into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the PACERSSM to be issued or in the determination or calculation of the equation by which the PACERSSM are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the PACERSSM.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® Index OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE PACERSSM, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

All disclosures contained in this pricing supplement regarding the S&P 500® Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the PACERSSM that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the PACERSSM (a “U.S. Holder”), or to certain non-U.S. persons. All references to “holders” (including U.S. Holders) are to beneficial owners of the PACERSSM. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the PACERSSM and who will hold the PACERSSM as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations or taxpayers holding the PACERSSM as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction, or persons whose functional currency is not a U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the PACERSSM and no assurance can be given that the IRS will agree with the conclusions expressed herein. Thus, it is possible that the IRS could seek to characterize the PACERSSM in a manner that results in tax consequences different than those described below. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE PACERSSM SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PACERSSM, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

The U.S. federal income tax treatment of the PACERSSM is uncertain. No statutory, judicial, or administrative authority directly addresses the characterization of the PACERSSM or securities similar to the PACERSSM for U.S. federal income tax purposes. We intend to treat the PACERSSM for U.S. federal income tax purposes as a single prepaid derivative contract providing for a payment based on the value of the S&P 500® Index at maturity under which an amount equal to the purchase price of the PACERSSM is treated as a cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the derivative contract. As discussed below, there is no assurance that the IRS will agree with this treatment, and timing and character of income required to be recognized by a U.S. Holder under the alternative treatments of the PACERSSM could be materially different from the intended treatment discussed below.

Maturity, Sale or other Taxable Disposition of a PACERSSM.    Under the intended characterization of the PACERSSM, at maturity or upon a sale or other taxable disposition of a PACERSSM prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the cash received at maturity or on disposition, less the U.S. Holder’s purchase price for the PACERSSM. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the PACERSSM for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations.

Possible Alternative Characterizations.    Due to the absence of authority as to the proper characterization of the PACERSSM and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the intended characterization and tax treatment described above. U.S. Holders should consult their own tax advisors regarding the possible alternative characterizations of the PACERSSM discussed below.

Under alternative characterizations of the PACERSSM, the IRS could assert, for example, that a PACERSSM with a term greater than one year is treated as a contingent payment debt instrument. If the IRS were successful in that regard, the timing and character of income and losses on the PACERSSM could be affected significantly. The contingent payment regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a “comparable yield” for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the contingent payment regulations require that a projected payment schedule, which results in such a “comparable yield”, be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the projected payments on a contingent debt instrument in any taxable year, the holder of that instrument must recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess increases the holder’s tax basis in the debt instrument. If the comparable yield payments as so determined are less than the projected payments in any taxable year, the holder’s ordinary interest income for that taxable year is less than the cash the owner receives and such shortfall decreases the holder’s tax basis in the debt instrument. Any gain realized on the sale, exchange or redemption of a contingent payment debt instrument is treated as ordinary income. Any loss realized on such sale, exchange or redemption is treated as an ordinary loss to the extent of the holder’s total previous ordinary income inclusions with respect to the obligation. Any loss realized in excess of such amount generally is treated as a capital loss.

PACERSSM, regardless of their term, could also be treated as a combination of two or more options and a deposit to be applied at maturity in full satisfaction of the holder’s payment obligations under the combination of options. Under this characterization, a U.S. Holder would generally recognize short-term capital gain or loss upon maturity or other taxable disposition of the PACERSSM equal to the difference between (x) cash received on the disposition, and (y) its purchase price for the PACERSSM.

It is also possible that future regulations or other IRS guidance would require you to accrue income with respect to the PACERSSM on a current basis at ordinary rates (as opposed to capital gains rates) in excess of any amounts paid currently or to treat the PACERSSM in another manner that significantly differs from the agreed-to treatment discussed above.

On December 7, 2007, the IRS and U.S. Treasury Department issued a notice (the “Notice”) that requested public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the PACERSSM. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, prospective investors are encouraged to consult their own tax advisors about the potential impact of several proposed legislative changes in the taxation of derivatives contracts, and the likelihood that any of the foregoing may take effect.

Non-United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to a beneficial owner of a PACERSSM that is a non-resident alien individual or a foreign corporation (a “Non-U.S. Holder”) of the PACERSSM.

Any capital gain realized upon the sale or other disposition of the PACERSSM by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of some prepaid instruments should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the PACERSSM.

Estate Tax

In the case of a holder of a PACERSSM that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of a PACERSSM should note that, absent an applicable treaty benefit, the PACERSSM may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the PACERSSM.

Backup Withholding and Information Reporting

A U.S. Holder of a PACERSSM may be subject to information reporting and to backup withholding on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the PACERSSM.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $3,765,000 stated principal amount of PACERSSM (3,765 PACERSSM) for $985 per PACERSSM, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the PACERSSM directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the PACERSSM to certain dealers, including broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession of not more than $15 per PACERSSM. Citigroup Global Markets may allow, and these dealers may reallow, a concession of not more than $15 per PACERSSM on sales to certain other dealers. Citigroup Global Markets will pay the Registered Representatives of Citigroup Global Markets a sales commission of up to $15 for each PACERSSM they sell. If all of the PACERSSM are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The PACERSSM will not be listed on any exchange.

In order to hedge its obligations under the PACERSSM, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the PACERSSM — The Price at Which You Will Be Able to Sell Your PACERSSM Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries, or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the PACERSSM, either directly or indirectly.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the PACERSSM, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to PACERSSM which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PACERSSM may be circulated or distributed, nor may the PACERSSM be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased PACERSSM, namely a person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)	a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the PACERSSM under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i)	the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii)	no consideration is or will be given for the transfer; or

(iii)	the transfer is by operation of law.

ERISA MATTERS

Each purchaser of the PACERSSM or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the PACERSSM through and including the date of disposition of such PACERSSM that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)

if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the PACERSSM or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the PACERSSM or (B) its acquisition and holding of the PACERSSM is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

3,765 Premium MAndatorily Callable Equity-Linked SecuRitieS (PACERSSM)

Based Upon the Value of the S&P 500® Index

Due November 21, 2012

($1,000 Principal Amount per PACERSSM)

Any Payments Due from

Citigroup Funding Inc.

Fully and Unconditionally

Guaranteed by Citigroup Inc.

Pricing Supplement

November 17, 2010

(Including Prospectus Supplement

Dated February 18, 2009 and

Prospectus Dated February 18, 2009)